EXHIBIT 23.1

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-277630) on Form S-8 of Fidelity Bank 401(k) Retirement Plan of our report dated June 30, 2025, with respect to the statements of net assets available for benefits of Fidelity Bank 401(k) Retirement Plan as of December 31, 2024 and 2023, the related statement of changes in net assets available for benefits for the year ended December 31, 2024, and the related supplemental schedule as of December 31, 2024, which report appears in the December 31, 2024 annual report on Form 11-K of Fidelity Bank 401(k) Retirement Plan.

/s/ Wipfli LLP

Atlanta, Georgia
June 30, 2025